Exhibit 99.1

Beyond Air® Announces Positive Data from At-Home Pilot Study in Patients with

Refractory NTM Lung Infection Treated with (NO) using the LungFit® GO at the CHEST Annual Meeting 2022

— Data show favorable safety, tolerability, and efficacy results —

— All patients titrated to 250 ppm NO with no patients needing to reduce concentration —

— All patients demonstrated ability to self-administer NO at home using the easy-to-operate and compact novel NO generator, LungFit GO —

Garden City, NY, October 17, 2022 – Beyond Air, Inc. (NASDAQ: XAIR), a medical device and biopharmaceutical company focused on developing inhaled nitric oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension, and, through its affiliate Beyond Cancer, Ltd., ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced positive safety, tolerability, and efficacy data from the LungFit GO pilot at-home study of patients with severe, treatment refractory, nontuberculous mycobacteria (NTM) lung disease. These data were presented in a rapid oral session at the American College of Chest Physicians (CHEST) Annual Meeting 2022, which is being held from October 16th to 19th in Nashville, TN.

“We are pleased to announce that data from the pilot study of the LungFit GO for NTM show favorable outcomes across safety, tolerability, and efficacy endpoints. In addition to further supporting development of intermittent high dose NO for the treatment of NTM, this study breaks new ground in the development of NO therapy by successfully showing the ability of our at-home generator-based system to be used safely and consistently by this patient population in a real-world setting,” commented Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “These data give us confidence that we can move forward as FDA guidance for an NTM pivotal study is to have a patient reported outcome, such as quality of life, for the primary endpoint with supporting secondary endpoints such as a reduction in bacterial load.”

“The LungFit GO is an impressive, simple to use system and very convenient for patients outside of the hospital setting,” stated Dr. Rachel Thomson MBBS, PhD, FRACP; Professor at University of Queensland, School of Medicine. “Nitric Oxide added to antibiotic therapy shows great promise in treating NTM patients, and I look forward to a larger confirmatory study to potentially bring patients a safer and more efficacious option.”

A total of 15 subjects were enrolled in the pilot study with a mean age of 62.1 years (range: 22-82 years), the majority of which were female (75%), a distribution consistent with real-world NTM disease. Four separate strains of NTM were represented across subjects. All subjects were successfully titrated to 250 ppm NO in the hospital setting, and none required dose reductions during the subsequent at-home portion of the study. There were no occurrences of methemoglobinemia and no subjects discontinued NO therapy due to nitrogen dioxide (NO2) concentrations. During the 10-week at-home treatment period of the study, a total of 2,492 inhalations were self-administered with overall high treatment compliance (>90%). There were no serious adverse events (SAE) related to treatment discontinuations reported over the 12-week treatment or 12-week follow up periods.

Key efficacy endpoints showed strong results with improvement seen in the majority of quality-of-life domains. Respiratory function and physical function were maintained during treatment and follow-up. Trends in the reduction of microbial load were observed as shown in the chart below with statistical significance achieved at the 113/114 day timepoint. One subject achieved culture conversion with three consecutive negative sputum samples.

Quality of Life –Bronchiectasis (QOL – B (NTM)) Assessments

* The percentage of subjects improved/remain unchanged at Day 85. The denominator for the percentages is the number of subjects with both a non-missing baseline value and a non-missing value at Study Day 85.

Mean change from baseline on the semiquantitative scale
for mycobacterial culture growth

Study visit

*Mean score on the semiquantitative scale for mycobacterial culture growth of 3.2 at baseline

LungFit® GO NTM Trial Design.

The 12-week, multi-center, open-label clinical trial was supported by a grant from the U.S. Cystic Fibrosis Foundation and took place in Australia for adult subjects with chronic refractory NTM lung disease. The trial enrolled both cystic fibrosis (CF) and non-CF subjects chronically infected with Mycobacterium avium complex (MAC), Mycobacterium abscessus complex (MABSC) or other strains of NTM who are refractory to standard therapies. The trial consisted of a run-in period followed by two treatment phases. The run-in period provided a baseline for the efficacy endpoints, such as patient physical function and bacterial load. The first treatment phase took place over a two-week period and began in the hospital setting where subjects were titrated from 150 ppm NO up to 250 ppm NO over several days. During this first treatment phase subjects received NO for 40 minutes, four times per day while methemoglobin and nitrogen dioxide (NO2) levels were monitored (monitoring in-hospital only). Subjects were trained to use the LungFit GO and were subsequently discharged to complete the remaining portion of the two-week treatment period at their home, continuing the established highest tolerated NO concentration. For the second treatment phase, a 10-week maintenance phase, the inhalation treatments were administered twice daily at the same NO level. Subjects were evaluated for an additional 12 weeks after the end of treatment. The study evaluated safety, tolerability, quality of life, physical function, and bacterial load among other parameters, as compared to baseline measurements.

About Beyond Air®, Inc.

Beyond Air is a medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide (NO) through its revolutionary NO Generator and Delivery System, LungFit, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company has received FDA approval for its first system, LungFit PH for persistent pulmonary hypertension of the newborn. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as community-acquired viral pneumonia (including COVID-19), nontuberculous mycobacteria (NTM) and severe lung infections in other settings. Additionally, Beyond Cancer, an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About NTM

Nontuberculous mycobacteria (NTM) infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About the LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

About the LungFit® GO

Beyond Air’s LungFit GO is a portable device that weighs only ~20 lbs. and operates with a standard electrical outlet (120-240 volts). Since NO is generated from ambient air that flows through a reaction chamber, there is an unlimited supply. Beyond Air’s proprietary NO2 filters are required for the system to generate and safely deliver NO. Toxic levels of NO2 can result from high concentrations of NO without proper filtration. The filters are equipped with an RFID chip which programs the system with respect to NO concentration, flow rate and duration of therapy. The Company believes this design provides maximum flexibility for NO administration. Filters are single use and there are no special requirements for disposal. Alarms monitor system performance.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

Forward Looking Statements

This press release contains “forward-looking statements” concerning inhaled nitric-oxide and the Company’s LungFit® product, including statements with regard to potential clinical and regulatory developments and the expected timing thereof, expected product launch for the Company’s LungFit® product and the timing thereof, and the potential impact on patients and hospitals and anticipated benefits associated with its use. Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “anticipates,” “expects,” “intends,” “impacts,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our ability to successfully commercialize LungFit® PH in the U.S. in the planned timeframe; our ability to achieve a CE mark for LungFit® PH in the European Union; the risk that LungFit® PH may become subject to unfavorable pricing regulations, third-party payor reimbursement practices or healthcare reform initiatives; intense competition and rapid technological changes may adversely affect our ability to successfully commercialize LungFit® PH; if we are unable to establish sales and marketing capabilities or enter into agreements with third-parties to market and sell LungFit® PH, we may be unable to generate any revenue; LungFit® PH may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, and the market opportunity for LungFit® PH may be smaller than we estimate; our ability to fund and the results of pre-clinical and clinical trials for our product candidates; obtaining, maintaining and protecting intellectual property utilized by our product and product candidates; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; obtaining regulatory approval for our product candidates; our short operating history; risks related to the COVID-19 pandemic and their effect on our business; and other risks identified and described in more detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577